UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  August 8, 2016

RESONANT INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36467	45-4320930
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

110 Castilian Drive, Suite 100
	Goleta, California	93117
	(Address of Principal Executive Offices)	(Zip Code)

(805) 308-9803

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                              Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 8, 2016, Resonant Inc. entered into a Restricted Stock Unit Agreement (the “Award Agreement”) with George B. Holmes, our President and Chief Commercial Officer, pursuant to which we awarded to Mr. Holmes up to 250,000 restricted stock units (“RSUs”) under our 2014 Omnibus Incentive Plan. Each RSU represents a contingent right to receive one share of our common stock.

The RSUs are subject to performance-based vesting requirements, measured quarterly, based on the average of (a) the average high daily trading price of our common stock for each trading day during the last month of the applicable calendar quarter and (b) the average low daily trading price of our common stock for each trading day during the last month of the applicable calendar quarter, each as reported by The Nasdaq Stock Market, LLC (the “Applicable Share Price”). The RSUs are eligible to be earned on a quarterly basis based on a linear interpolation of the Applicable Share Price, or in the case of a liquidation event, on the day of (or in connection with) such liquidation event based on the applicable transaction price. Once earned, the RSUs vest and become exercisable (y) 50% on the date such RSUs become earned and (z) 50% on September 30, 2019.

The foregoing summary of the Award Agreement is qualified in its entirety by reference to the full text of the agreement, which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits

10.1                        Restricted Stock Unit Agreement, dated August 8, 2016, between the Registrant and George B. Holmes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 12, 2016	Resonant Inc.

	By:	/s/ Terry Lingren
Terry Lingren
Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Restricted Stock Unit Agreement, dated August 8, 2016, between the Registrant and George B. Holmes.